Exhibit 99.1

Middle Market Credit Fund, LLC

Consolidated Financial Statements with Report of Independent Auditors

For the years ended December 31, 2022 and 2021

Middle Market Credit Fund, LLC

Report of Independent Auditors

The Board of Managers and Members of
Middle Market Credit Fund, LLC

Opinion

We have audited the consolidated financial statements of Middle Market Credit Fund, LLC (the “Company”), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedules of investments, as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations, changes in its members’ equity and its cash flows for the years ended December 31, 2022 and 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Tysons, VA
February 27, 2023

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS’ EQUITY
(dollar amounts in thousands)

	December 31, 2022	December 31, 2021
ASSETS
Investments, at fair value (amortized cost of $953,467 and $940,092, respectively)	$902,720	$926,959
Cash, cash equivalents and restricted cash	28,030	54,041
Deferred financing asset	2,537	2,618
Interest receivable	5,038	4,200
Receivable for investments sold/repaid	1,951	568
Prepaid expenses and other assets	155	312
Total assets	$940,431	$988,698

LIABILITIES AND MEMBERS’ EQUITY
Secured borrowings (Note 5)	$588,621	$600,651
Subordinated Loans (Note 7)	386,000	386,000
Payable for investments purchased	—	5,219
Interest and credit facility fees payable (Note 5)	8,165	3,741
Dividend payable	11,000	10,000
Other accrued expenses and liabilities	775	868
Total liabilities	$994,561	$1,006,479
Commitments and contingencies (Note 8)

MEMBERS' EQUITY/(DEFICIT)
Members' equity	$2	$2
Accumulated net investment income (loss) net of cumulative dividends of $203,159 and $162,159, respectively	6,609	5,075
Accumulated net realized gain (loss) net of cumulative dividends of $91 and $91, respectively	(9,994)	(9,725)
Accumulated net unrealized appreciation (depreciation)	(50,747)	(13,133)
Total members' equity (deficit), net	$(54,130)	$(17,781)
Total liabilities and members’ equity (deficit)	$940,431	$988,698

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2022
(dollar amounts in thousands)

Consolidated Schedule of Investments as of December 31, 2022
Investments (1)		Footnotes	Industry	Reference Rate(2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
First Lien Debt (100.0% of fair value)
ACR Group Borrower, LLC	^+	(2)(3)(7)	Aerospace & Defense	LIBOR	4.50%	9.22%	3/31/2028	$36,965	$36,488	$36,015
Acrisure, LLC	+	(2)	Diversified Financial Services	LIBOR	3.50%	7.88%	2/13/2027	25,118	25,099	23,485
Alpine Acquisition Corp II	+	(2)(3)(6)	Transportation: Cargo	SOFR	5.50%	9.76%	11/30/2026	10,000	9,527	9,630
Analogic Corporation	+	(2)(3)(7)	Capital Equipment	LIBOR	5.25%	9.67%	6/22/2024	20,226	20,217	19,725
Anchor Packaging, Inc.	+	(2)	Containers, Packaging & Glass	LIBOR	4.00%	8.38%	7/18/2026	22,221	22,157	21,360
API Technologies Corp.	+	(2)	Aerospace & Defense	LIBOR	4.25%	8.98%	5/9/2026	14,475	14,436	13,127
Aptean, Inc.	+	(2)(6)	Software	SOFR	4.25%	8.98%	4/23/2026	12,031	11,997	11,475
Avalign Technologies, Inc.	+	(2)(6)	Healthcare & Pharmaceuticals	SOFR	4.50%	9.03%	12/22/2025	14,294	14,227	13,382
BMS Holdings III Corp.	+	(2)(3)	Construction & Building	LIBOR	5.50%	10.23%	9/30/2026	11,131	11,049	10,931
Chartis Holding, LLC	^+	(2)(3)(7)	Business Services	LIBOR	5.00%	9.77%	5/1/2025	6,893	6,893	6,832
Chemical Computing Group ULC (Canada)	^+	(2)(3)(6) (7)	Software	SOFR	4.50%	8.57%	8/30/2024	13,769	13,559	13,564
Diligent Corporation	^+	(2)(3)(7)	Telecommunications	LIBOR	6.25%	10.63%	8/4/2025	9,880	9,706	9,449
Divisions Holding Corporation	+	(2)(3)	Business Services	LIBOR	4.75%	9.13%	5/27/2028	24,688	24,488	24,009
DTI Holdco, Inc.	+	(2)(3)	High Tech Industries	SOFR	4.75%	8.84%	4/26/2029	29,925	29,373	27,363
Eliassen Group, LLC	+	(2)(3)	Business Services	SOFR	5.50%	10.07%	4/14/2028	19,375	19,148	19,150
EPS Nass Parent, Inc.	^+	(2)(3)(7)	Utilities: Electric	LIBOR	5.75%	10.48%	4/19/2028	34,104	33,524	32,432
EvolveIP, LLC	^+	(2)(3)(6) (7)	Telecommunications	SOFR	5.50%	10.09%	6/7/2025	40,392	40,361	39,633
Exactech, Inc.	+	(2)(3)	Healthcare & Pharmaceuticals	LIBOR	3.75%	8.13%	2/14/2025	21,081	21,022	17,002
GSM Acquisition Corp.	+	(2)(3)(6)	Leisure Products & Services	SOFR	5.00%	9.83%	11/16/2026	30,958	30,709	29,636
Heartland Home Services, Inc.	+	(2)(3)	Consumer Services	LIBOR	5.75%	10.10%	12/15/2026	7,242	7,158	7,114
Heartland Home Services, Inc.	+	(2)(3)(7)	Consumer Services	LIBOR	6.00%	10.38%	12/15/2026	24,255	24,176	24,014
Higginbotham Insurance Agency, Inc.	+	(2)(3)	Diversified Financial Services	LIBOR	5.25%	9.63%	11/25/2026	4,477	4,418	4,377
HMT Holding Inc.	^+	(2)(3)(6) (7)	Energy: Oil & Gas	SOFR	5.75%	10.15%	11/17/2025	32,148	32,013	30,654
Integrity Marketing Acquisition, LLC	+	(2)(3)	Diversified Financial Services	LIBOR	6.05%	10.57%	8/27/2025	36,943	36,622	35,614
Integrity Marketing Acquisition, LLC	^+	(2)(3)	Diversified Financial Services	LIBOR	6.02%	10.57%	8/27/2025	6,949	6,873	6,699
Jensen Hughes, Inc.	^+	(2)(3)(7)	Utilities: Electric	LIBOR	4.50%	9.43%	3/22/2024	34,584	34,559	33,323
K2 Insurance Services, LLC	^+	(2)(3)(7)	Diversified Financial Services	LIBOR	5.00%	9.73%	7/1/2026	12,799	12,799	12,665

Consolidated Schedule of Investments as of December 31, 2022
Investments (1)		Footnotes	Industry	Reference Rate(2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
KAMC Holdings, Inc.	+	(2)	Energy: Electricity	LIBOR	4.00%	8.73%	8/14/2026	$13,545	$13,507	$10,881
KBP Investments, LLC	+	(2)(3)(7)	Beverage & Food	SOFR	5.50%,0.50% PIK	10.53%	5/25/2027	37,241	37,055	34,326
Odyssey Logistics & Technology Corp.	^+	(2)(3)	Transportation: Cargo	LIBOR	4.00%	8.38%	10/12/2024	9,505	9,489	9,277
Output Services Group	^+	(2)(3)	Media: Advertising, Printing & Publishing	SOFR	5.25%,1.50% PIK	11.30%	6/27/2026	19,190	19,169	13,097
PF Atlantic Holdco 2, LLC	+	(2)(3)	Leisure Products & Services	LIBOR	5.50%	10.25%	11/12/2027	15,396	15,168	15,126
Premise Health Holding Corp.	+	(2)	Healthcare & Pharmaceuticals	LIBOR	3.75%	7.92%	7/10/2025	13,306	13,280	13,199
QW Holding Corporation	^+	(2)(3)(7)	Environmental Industries	LIBOR	5.50%	9.64%	8/31/2026	21,574	21,437	21,105
Radiology Partners, Inc.	+	(2)	Healthcare & Pharmaceuticals	LIBOR	4.25%	8.64%	7/9/2025	27,686	27,625	23,201
RevSpring Inc.	+	(2)	Media: Advertising, Printing & Publishing	LIBOR	4.00%	8.73%	10/11/2025	28,848	28,737	27,719
Riveron Acquisition Holdings, Inc.	+	(2)(3)	Diversified Financial Services	LIBOR	5.75%	10.48%	5/22/2025	11,284	11,284	11,284
Striper Buyer, LLC	+	(2)(3)	Containers, Packaging & Glass	LIBOR	5.50%	9.88%	12/30/2026	14,700	14,593	14,604
Tank Holding Corp.	+	(2)(3)(6)	Capital Equipment	SOFR	5.75%	10.16%	3/31/2028	19,950	19,410	19,421
Turbo Buyer, Inc.	+	(2)(3)(7)	Automotive	LIBOR	6.00%	11.13%	12/2/2025	34,251	34,044	33,625
U.S. TelePacific Holdings Corp.	+	(2)(3)(6)	Telecommunications	SOFR	1.00%,7.25% PIK	11.57%	5/2/2026	7,086	7,073	2,527
USALCO, LLC	+	(2)(3)	Chemicals, Plastics & Rubber	LIBOR	6.00%	10.73%	10/19/2027	14,845	14,598	14,118
VRC Companies, LLC	^+	(2)(3)(7)	Business Services	LIBOR	5.50%	10.59%	6/29/2027	28,767	28,418	28,059
Welocalize, Inc.	^+	(2)(3)(7)	Business Services	LIBOR	4.75%	9.13%	12/23/2024	33,853	33,615	32,677
WRE Holding Corp.	^+	(2)(3)(6) (7)	Environmental Industries	SOFR	5.00%	9.84%	1/3/2025	8,155	8,152	7,892
Yellowstone Buyer Acquisition, LLC	+	(2)(3)	Consumer Goods: Durable	LIBOR	5.75%	10.07%	9/13/2027	39,500	38,851	37,922
First Lien Debt Total									$948,103	$902,720
Equity Investments (0.00% of fair value)
DBI Holding, LLC	^		Transportation: Cargo					2,961	$—	$—
DBI Holding, LLC	^		Transportation: Cargo					13,996	5,364	—
Equity Investments Total									$5,364	$—
Total Investments									$953,467	$902,720

^ Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into a revolving credit facility (the "Credit Fund Facility"). Accordingly, such assets are not available to creditors of Credit Fund Sub.
+ Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund.
(1)    Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2022, the geographical composition of investments as a percentage of fair value was 1.5% in Canada and 98.5% in the United States. Certain portfolio company investments are subject to contractual restrictions on sales.
(2)Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either LIBOR, the Secured Overnight Financing Rate (“SOFR”), or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, Credit Fund has indicated the reference rate used and provided the spread and the interest rate in effect as of December 31, 2022. As of December 31, 2022, the reference rates for Credit Fund's variable rate loans were the 30-day LIBOR at 4.39%, the 90-day LIBOR at 4.77% and the 180-day LIBOR at 5.14%, the 30-day SOFR at 4.36%, and the 90-day SOFR at 4.59%.
(3)Loan includes interest rate floor feature, which is generally 1.00%.
(4)Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.
(5)Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs, which is substantially similar to the valuation policy of the Company provided in Note 3, Fair Value Measurements.
(6)Loans include a credit spread adjustment from 0.10% to 0.26%.
(7)As of December 31, 2022, Credit Fund and Credit Fund Sub had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
ACR Group Borrower, LLC	Revolver	0.38%	$4,515	$(103)
Analogic Corporation	Revolver	0.50	226	(6)
Chartis Holding, LLC	Revolver	0.50	2,183	(15)
Chemical Computing Group ULC (Canada)	Revolver	0.50	873	(12)
Diligent Corporation	Revolver	0.50	492	(20)
EPS Nass Parent, Inc.	Delayed Draw	1.00	1,380	(63)
EPS Nass Parent, Inc.	Revolver	0.50	1,111	(51)
EvolveIP, LLC	Revolver	0.50	2,757	(49)
Heartland Home Services, Inc.	Revolver	0.50	771	(7)
HMT Holding Inc.	Revolver	0.50	6,173	(241)
Jensen Hughes, Inc.	Revolver	0.50	1,455	(51)
K2 Insurance Services, LLC	Revolver	0.50	1,170	(11)
KBP Investments, LLC	Delayed Draw	1.00	565	(44)
QW Holding Corporation	Revolver	0.50	5,498	(95)
Turbo Buyer, Inc.	Revolver	0.50	933	(17)
VRC Companies, LLC	Revolver	0.50	833	(20)
Welocalize, Inc.	Revolver	0.50	3,375	(101)
Welocalize, Inc.	Revolver	0.50	2,250	(67)
WRE Holding Corp.	Revolver	0.50	1,123	(32)
Total unfunded commitments			$37,683	$(1,005)

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2021
(dollar amounts in thousands)

Consolidated Schedule of Investments as of December 31, 2021
Investments (1)		Footnotes	Industry	Reference Rate (2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
First Lien Debt (100.0% of fair value)
ACR Group Borrower, LLC	^+	(2)(3)(6)	Aerospace & Defense	LIBOR	4.25%	5.50%	3/31/2028	$34,477	$33,913	$34,477
Acrisure, LLC	+#	(2)(3)	Banking, Finance, Insurance & Real Estate	LIBOR	3.50%	3.78%	2/13/2027	25,376	25,353	25,203
Acrisure, LLC	+	(2)(3)	Banking, Finance, Insurance & Real Estate	LIBOR	4.25%	4.75%	2/13/2027	6,700	6,650	6,687
Analogic Corporation	^+	(2)(3)(6)	Capital Equipment	LIBOR	5.25%	6.25%	6/22/2024	19,796	19,781	19,587
Anchor Packaging, Inc.	+#	(2)(3)	Containers, Packaging & Glass	LIBOR	4.00%	4.10%	7/18/2026	24,472	24,385	24,215
API Technologies Corp.	+#	(2)(3)	Aerospace & Defense	LIBOR	4.25%	4.35%	5/9/2026	14,625	14,575	14,251
Aptean, Inc.	+#	(2)(3)	Software	LIBOR	4.25%	4.35%	4/23/2026	12,157	12,113	12,087
Avalign Technologies, Inc.	+#	(2)(3)	Healthcare & Pharmaceuticals	LIBOR	4.50%	4.63%	12/22/2025	14,443	14,354	14,320
Avenu Holdings, LLC	+	(2)(3)	Sovereign & Public Finance	LIBOR	5.25%	6.25%	9/28/2024	23,350	23,350	23,350
BMS Holdings III Corp.	+	(2)(3)	Construction & Building	LIBOR	5.50%	6.50%	9/30/2026	11,244	11,143	11,071
Chartis Holding, LLC	+	(2)(3)(6)	Business Services	LIBOR	5.50%	6.50%	5/1/2025	6,964	6,964	6,964
Chemical Computing Group ULC (Canada)	^+	(2)(3)(6)	Software	LIBOR	4.50%	5.50%	8/30/2024	13,912	13,480	13,845
Chudy Group, LLC	^+	(2)(3)(6)	Healthcare & Pharmaceuticals	LIBOR	5.75%	6.75%	6/30/2027	33,021	32,465	33,657
Diligent Corporation	^+	(2)(3)(6)	Telecommunications	LIBOR	6.25%	7.25%	8/4/2025	9,049	8,816	9,228
Divisions Holding Corporation	+#	(2)(3)	Business Services	LIBOR	4.75%	5.50%	5/27/2028	24,938	24,706	24,953
DTI Holdco, Inc.	+	(2)(3)	High Tech Industries	LIBOR	4.75%	5.75%	9/30/2023	18,495	18,442	18,237
Eliassen Group, LLC	+	(2)(3)	Business Services	LIBOR	4.50%	4.60%	11/5/2024	15,159	15,103	15,152
EPS Nass Parent, Inc.	^+	(2)(3)(6)	Utilities: Electric	LIBOR	5.75%	6.75%	4/19/2028	32,846	32,169	32,507
EvolveIP, LLC	^+	(2)(3)(6)	Telecommunications	LIBOR	5.50%	6.50%	6/7/2025	40,196	40,126	39,973
Exactech, Inc.	+#	(2)(3)	Healthcare & Pharmaceuticals	LIBOR	3.75%	4.75%	2/14/2025	21,307	21,221	21,073
Excel Fitness Holdings, Inc.	+#	(2)(3)	Hotel, Gaming & Leisure	LIBOR	5.25%	6.25%	10/7/2025	24,500	24,336	24,500
Frontline Technologies Holdings, LLC	+	(2)(3)	Software	LIBOR	5.25%	6.25%	9/18/2023	14,736	14,269	14,736
GSM Acquisition Corp.	^+	(2)(3)(6)	Hotel, Gaming & Leisure	LIBOR	5.00%	6.00%	11/16/2026	25,623	25,331	25,396
Heartland Home Services, Inc	+	(2)(3)(6)	Consumer Services	LIBOR	6.00%	7.00%	12/15/2026	17,664	17,664	17,735
HMT Holding Inc.	^+	(2)(3)(6)	Energy: Oil & Gas	LIBOR	5.75%	6.75%	11/17/2023	32,484	32,245	31,086
Integrity Marketing Acquisition, LLC	^+	(2)(3)(6)	Banking, Finance, Insurance & Real Estate	LIBOR	5.50%	6.25%	8/27/2025	32,853	32,309	32,403
Jensen Hughes, Inc.	+	(2)(3)(6)	Utilities: Electric	LIBOR	4.50%	5.50%	3/22/2024	34,392	34,347	33,395
K2 Insurance Services, LLC	+	(2)(3)(6)	Banking, Finance, Insurance & Real Estate	LIBOR	5.00%	6.00%	7/1/2026	12,929	12,929	12,906
KAMC Holdings, Inc.	+#	(2)(3)	Energy: Electricity	LIBOR	4.00%	4.18%	8/14/2026	13,685	13,638	11,450

Consolidated Schedule of Investments as of December 31, 2021
Investments (1)		Footnotes	Industry	Reference Rate (2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
KBP Investments, LLC	+	(2)(3)(6)	Beverage, Food & Tobacco	LIBOR	5.00%	5.75%	5/25/2027	$36,973	$36,599	$36,570
Odyssey Logistics & Technology Corp.	+#	(2)(3)	Transportation: Cargo	LIBOR	4.00%	5.00%	10/12/2024	9,605	9,580	9,509
Output Services Group	^+	(2)(3)	Media: Advertising, Printing & Publishing	LIBOR	4.50%	5.50%	3/27/2024	19,222	19,194	16,467
Premise Health Holding Corp.	+#	(2)(3)	Healthcare & Pharmaceuticals	LIBOR	3.50%	3.72%	7/10/2025	13,445	13,409	13,419
Q Holding Company	+#	(2)(3)	Automotive	LIBOR	5.00%	6.00%	12/31/2023	21,515	21,421	21,098
QW Holding Corporation	^+	(2)(3)(6)	Environmental Industries	LIBOR	6.25%	7.25%	8/31/2024	14,116	13,887	13,645
Radiology Partners, Inc.	+#	(2)(3)	Healthcare & Pharmaceuticals	LIBOR	4.25%	4.36%	7/9/2025	27,686	27,603	27,245
RevSpring Inc.	+#	(2)(3)	Media: Advertising, Printing & Publishing	LIBOR	4.25%	4.47%	10/11/2025	29,149	29,001	29,067
Striper Buyer, LLC	+	(2)(3)	Containers, Packaging & Glass	LIBOR	5.50%	6.25%	12/30/2026	14,850	14,720	14,850
Turbo Buyer, Inc.	+	(2)(3)(6)	Automotive	LIBOR	6.00%	7.00%	12/2/2025	13,960	13,960	13,661
U.S. TelePacific Holdings Corp.	+	(2)(3)	Telecommunications	LIBOR	5.50%	6.50%	5/2/2023	6,660	6,643	4,995
USALCO, LLC	+	(2)(3)	Chemicals, Plastics & Rubber	LIBOR	6.00%	7.00%	10/19/2027	14,995	14,704	14,704
VRC Companies, LLC	^+	(2)(3)(6)	Business Services	LIBOR	5.50%	6.25%	6/29/2027	26,520	26,103	26,162
Welocalize, Inc.	+	(2)(3)(6)	Business Services	LIBOR	4.75%	5.75%	12/23/2024	34,201	33,868	33,444
WRE Holding Corp.	^+	(2)(3)(6)	Environmental Industries	SOFR	5.50%	6.50%	1/3/2025	8,740	8,724	8,584
Yellowstone Buyer Acquisition, LLC	+	(2)(3)	Consumer Goods: Durable	LIBOR	5.75%	6.75%	9/13/2027	39,900	39,135	39,095
First Lien Debt Total									$934,728	$926,959
Equity Investments (0.0% of fair value)
DBI Holding, LLC	^		Transportation: Cargo					2,961	$—	$—
DBI Holding, LLC	^		Transportation: Cargo					13,996	5,364	—
Equity Investments Total									$5,364	$—
Total Investments									$940,092	$926,959
^ Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into a revolving credit facility (the "Credit Fund Facility"). Accordingly, such assets are not available to creditors of Credit Fund Sub, the 2019-2 Issuer or Credit Fund Warehouse II.
+ Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund, the 2019-2 Issuer or Credit Fund Warehouse II.
# Denotes that all or a portion of the assets are owned by the Credit Fund Warehouse II. Credit Fund Warehouse II has entered into a revolving credit facility (the "Credit Fund Warehouse II"). The lenders of the Credit Fund Warehouse II Facility have a first lien security interest in substantially all of the assets of the Credit Fund Warehouse II. Accordingly, such assets are not available to creditors of Credit Fund, the 2019-2 Issuer or Credit Fund Sub.
(1)    Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2021, the geographical composition of investments as a percentage of fair value was 1.5% in Canada and 98.5% in the United States. Certain portfolio company investments are subject to contractual restrictions on sales.
(2)Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either LIBOR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, Credit Fund has indicated the reference rate used and provided the spread and the interest rate in effect as of December 31, 2021. As of December 31, 2021, the reference rates for Credit Fund's variable rate loans were the 30-day LIBOR at 0.10%, the 90-day LIBOR at 0.22% and the 180-day LIBOR at 0.33%.
(3)Loan includes interest rate floor feature, which is generally 1.00%.
(4)Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.

(5)Fair value is determined in good faith by or under the direction of the board of managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs, which is substantially similar to the valuation policy of the Company provided in Note 3, Fair Value Measurements.
(6)As of December 31, 2021, Credit Fund and Credit Fund Sub had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
ACR Group Borrower, LLC	Revolver	0.38%	$7,350	$—
Analogic Corporation	Revolver	0.50	847	(9)
Chartis Holding, LLC	Revolver	0.50	2,183	—
Chemical Computing Group ULC (Canada)	Revolver	0.50	873	(4)
Chudy Group, LLC	Delayed Draw	1.00	5,517	88
Chudy Group, LLC	Revolver	0.50	1,379	22
Diligent Corporation	Delayed Draw	1.00	1,653	26
Diligent Corporation	Revolver	0.50	703	11
EPS Nass Parent, Inc.	Delayed Draw	1.00	3,136	(29)
EPS Nass Parent, Inc.	Revolver	0.50	941	(9)
EvolveIP, LLC	Revolver	0.50	3,360	(17)
GSM Acquisition Corp.	Delayed Draw	1.00	4,313	(33)
Heartland Home Services, Inc	Revolver	0.50	746	3
HMT Holding Inc.	Revolver	0.50	6,173	(223)
Integrity Marketing Acquisition, LLC	Delayed Draw	0.00	7,000	(71)
Integrity Marketing Acquisition, LLC	Delayed Draw	1.00	4,453	(45)
Jensen Hughes, Inc.	Revolver	0.50	2,000	(55)
K2 Insurance Services, LLC	Revolver	0.50	1,170	(2)
KBP Investments, LLC	Delayed Draw	1.00	503	(5)
KBP Investments, LLC	Delayed Draw	1.00	2,415	(24)
QW Holding Corporation	Delayed Draw	1.00	9,338	(162)
QW Holding Corporation	Revolver	0.50	3,794	(66)
Turbo Buyer, Inc.	Revolver	0.50	933	(19)
VRC Companies, LLC	Delayed Draw	0.75	2,521	(30)
VRC Companies, LLC	Revolver	0.50	833	(10)
Welocalize, Inc.	Revolver	0.50	3,375	(64)
Welocalize, Inc.	Revolver	0.50	2,250	(43)
WRE Holding Corp.	Revolver	0.50	624	(10)
Total unfunded commitments			$80,383	$(780)

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands)

	For the years ended December 31,
	2022	2021
Investment income:
Interest income	$68,345	$66,733
Other income	1,434	1,664
Total investment income	69,779	68,397

Expenses:
Interest and credit facility expenses	25,195	21,763
Professional fees	842	833
Administrative service fees	344	291
Other general and administrative	864	868
Total expenses	27,245	23,755
Net investment income (loss)	42,534	44,642
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments:
Net realized gain (loss) on investments	(269)	(1,440)
Net change in unrealized appreciation (depreciation) on investments	(37,614)	11,024
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments	(37,883)	9,584
Net increase in members’ equity resulting from operations	$4,651	$54,226

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(dollar amounts in thousands)

	For the years ended December 31,
	2022	2021
Increase (decrease) in members’ equity resulting from operations:
Net investment income (loss)	$42,534	$44,642
Net realized gain (loss) on investments	(269)	(1,440)
Net change in unrealized appreciation (depreciation) on investments	(37,614)	11,024
Net increase (decrease) in members’ equity resulting from operations	4,651	54,226

Capital transactions:
Dividends declared	(41,000)	(40,000)
Net increase (decrease) in members’ equity resulting from capital transactions	(41,000)	(40,000)
Net increase (decrease) in members’ equity	(36,349)	14,226
Members’ equity (deficit) at beginning of year	(17,781)	(32,007)
Members’ deficit at end of year	$(54,130)	$(17,781)

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)

	For the years ended December 31,
	2022	2021
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$4,651	$54,226
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Payment-in-kind interest	(702)	—
Amortization of deferred financing costs	1,116	2,575
Amortization of discount on notes	—	341
Net accretion of discount on investments	(3,239)	(6,221)
Net realized (gain) loss on investments	269	1,440
Net change in unrealized (appreciation) depreciation on investments	37,614	(11,024)
Cost of investments purchased and change in payable for investments purchased	(203,028)	(463,089)
Proceeds from sales and repayments of investments	186,723	613,167
Changes in operating assets:
Interest receivable	(838)	(80)
Prepaid expenses and other assets	157	(219)
Changes in operating liabilities:
Interest and credit facility fees payable	4,424	(1,269)
Other accrued expenses and liabilities	(93)	335
Net cash provided by (used in) operating activities	27,054	190,182
Cash flows from financing activities:
Repayment of subordinated loans	—	(46,000)
Borrowings on Credit Fund Facilities and Credit Fund Warehouse II Facility	170,000	496,250
Repayments of Credit Fund Facilities and Credit Fund Warehouse II Facility	(182,030)	(409,860)
Repayments of 2019-2 CLO notes	—	(255,832)
Debt issuance costs paid	(1,035)	(495)
Dividends paid in cash	(40,000)	(40,000)
Net cash provided by (used in) financing activities	(53,065)	(255,937)
Net increase (decrease) in cash, cash equivalents and restricted cash	(26,011)	(65,755)
Cash, cash equivalents and restricted cash, beginning of year	54,041	119,796
Cash, cash equivalents and restricted cash, end of year	$28,030	$54,041
Supplemental disclosures:
Dividends declared during the year	$41,000	$40,000
Interest paid during the year	$19,540	$20,097
Taxes paid during the year	$207	$186
The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2022
(dollar amounts in thousands)
1. ORGANIZATION
Middle Market Credit Fund, LLC (“Credit Fund”) is a Delaware limited liability company formed on February 4, 2016. On February 29, 2016, Carlyle Secured Lending, Inc. (“CSL”) and Credit Partners USA LLC (“Credit Partners” and, together with CSL, the “Members” and, each, a “Member”) entered into an amended and restated limited liability company agreement, which was subsequently amended and restated on June 24, 2016, February 22, 2021 and May 16. 2022 (as amended, the “LLC Agreement”) to co-manage Credit Fund. Credit Fund is managed by a six-member board of managers (“Board of Managers”), on which CSL and Credit Partners (each, a “Member, and collectively, the “Members”) each have equal representation. Investment decisions must be unanimously approved by a quorum of the investment committee, which is comprised of persons appointed equally by each Member (“Investment Committee”). The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $250,000 each. Credit Fund commenced substantial operations on May 11, 2016, the date of the first capital call.
Credit Fund’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies.
Middle Market Credit Fund SPV, LLC (the “Credit Fund Sub”), MMCF CLO 2017-1 LLC, MMCF CLO 2019-2, LLC (the "2019-2 Issuer") and MMCF Warehouse II, LLC (the "Credit Fund Warehouse II”), each a Delaware limited liability company, were formed on April 5, 2016, October 6, 2017, November 26, 2018 and August 16, 2019, respectively. Credit Fund Sub, the 2019-2 Issuer and the Credit Fund Warehouse II are wholly owned subsidiaries of Credit Fund and are consolidated in Credit Fund’s consolidated financial statements commencing from the date of their respective formations. Credit Fund Sub primarily invests in first lien loans of middle market companies. The 2019-2 Issuer and Credit Fund Warehouse II subsidiaries repaid their borrowings in full and were terminated during 2021 and 2022, respectively. Credit Fund and its wholly owned subsidiaries follow the same Internal Risk Rating System as CSL.
Carlyle Global Credit Administration L.L.C. (the “Administrator”) provides the administrative services necessary for Credit Fund to operate. The Administrator is a wholly owned subsidiary of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group Inc.. “Carlyle” refers to The Carlyle Group Inc. and its consolidated subsidiaries, a global investment firm publicly traded on the Nasdaq Global Select Market under the symbol “CG”.
Credit Fund has a five-year investment period commencing on February 29, 2016, which was extended to May 21, 2023. Such period may be extended, suspended or sooner terminated pursuant to the terms of the LLC Agreement. After the end of the investment period, the LLC Agreement will continue to be in full force and effect and Credit Fund will not be dissolved until all the investments are amortized, liquidated or are otherwise transferred or disposed of by Credit Fund, the Credit Fund Sub, and the Credit Warehouse II and, if applicable, any other subsidiary.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Credit Fund is an investment company for the purposes of accounting and financial reporting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services—Investment Companies (“ASC 946”). U.S. GAAP for an investment company requires investments to be recorded at their estimated fair value. The carrying value for all other assets and liabilities approximates their fair value.
Principles of Consolidation
The consolidated financial statements include the accounts of Credit Fund and its wholly owned subsidiaries, the Credit Fund Sub, the 2019-2 Issuer and the Credit Fund Warehouse II. All significant intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s estimates are based on historical experiences and other factors, including expectations of future events that management believes to be reasonable under the circumstances. It also requires management to exercise judgment in the process of applying Credit Fund’s accounting policies. Assumptions and estimates regarding the valuation of investments and their resulting impact on base management and incentive fees involve a higher degree of judgment and complexity and these assumptions and estimates may be significant to the consolidated financial statements. Actual results could differ from these estimates and such differences could be material.
Investments
Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment using the specific identification method without regard to unrealized appreciation or depreciation previously recognized, and includes investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation on investments as presented in the accompanying Consolidated Statements of Operations reflects the net change in the fair value of investments, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. See Note 3 for further information about fair value measurements.
Cash, Cash Equivalents and Restricted Cash
Cash, cash equivalents and restricted cash consist of demand deposits and highly liquid investments (e.g., money market funds, U.S. treasury notes) with original maturities of three months or less. Cash equivalents are carried at amortized cost, which approximates fair value. Credit Fund’s cash and cash equivalents are held with two large financial institutions and cash held in such financial institutions may, at times, exceed the Federal Deposit Insurance Corporation insured limit. As of December 31, 2022 and 2021, the Credit Fund had restricted cash balances of $14,393 and $10,816, respectively, which represent amounts that are collected by trustees who have been appointed as custodians of the assets securing certain of the Credit Fund's financing transactions, and held for payment of interest expense and principal on the outstanding borrowings.
Revenue Recognition
Interest from Investments and Realized Gain/Loss on Investments
Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including origination fees, adjusted for the accretion of discounts and amortization of premiums, if any. At time of exit, the realized gain or loss on an investment is the difference between the amortized cost at time of exit and the cash received at exit using the specific identification method.
Credit Fund may have loans in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. As of December 31, 2022 and 2021, the fair value of the loans in the portfolio with PIK provisions was $49,950 and $0, respectively. For the years ended December 31, 2022 and 2021, Credit Fund earned $480 and $1,183 in PIK income, respectively, included in interest income in the accompanying Consolidated Statements of Operations.
Other Income
Other income may include income such as consent, waiver, amendment, unused, syndication and prepayment fees associated with Credit Fund’s investment activities as well as any fees for managerial assistance services rendered by Credit Fund to portfolio companies. Such fees are recognized as income when earned or the services are rendered. Credit Fund may receive fees for guaranteeing the outstanding debt of a portfolio company. Such fees will be amortized into other income over the life of the guarantee. The unamortized amount, if any, is included in prepaid expenses and other assets in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital. For the years ended December 31, 2022 and 2021, Credit Fund earned $1,434 and $1,664, respectively, in other income.
Non-Accrual Income
Loans are generally placed on non-accrual status when principal or interest payments are past due or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest are current or there is no longer any reasonable doubt that such principal or interest will be collected in full and, in management’s judgment, are likely to remain current. Management may determine not to place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of December 31, 2022 and 2021, there were no loans on non-accrual status.
Credit Fund Facilities, 2019-2 Notes and Related Costs, Expenses and Deferred Financing Costs
Interest expense and unused commitment fees on the Credit Fund Facility and Credit Fund Sub Facility (collectively, the "Credit Fund Facilities") are recorded on an accrual basis. Unused commitment fees are included in interest expense and credit facility fees in the accompanying Consolidated Statements of Operations. The Credit Fund Facilities are recorded at carrying value, which approximates fair value.
Deferred financing costs include capitalized expenses related to the closing of the Credit Fund Facilities. Amortization of deferred financing costs for each credit facility is computed on the straight-line basis over the respective term of each credit facility. The amortization of such costs is included in interest expense and credit facility fees in the accompanying Consolidated Statements of Operations.
Debt issuance costs include capitalized expenses including structuring and arrangement fees related to the offering of the 2019-2 Notes. In August 2021, the 2019-2 Notes were redeemed and repaid in full. Amortization of debt issuance costs for the Notes was computed on the effective yield method until their respective redemption dates, and is included in interest expense and credit facility fees in the accompanying Consolidated Statements of Operations.
Prior to their redemption, the 2019-2 Notes were recorded at carrying value, which approximated fair value.
Income Taxes
Credit Fund has elected to be treated as a partnership for U.S. federal income tax purposes. No provision is made for federal or state income taxes since income and losses are allocated to the individual Members who are responsible for reporting such and paying any taxes thereon. However, certain items of income distributed to Members may be subject to withholding or other taxes on behalf of those Members. Credit Fund has not recorded a liability for any uncertain tax positions pursuant to the provisions of Accounting Standards Codification (ASC) 740, Tax Provisions.
Credit Fund is not subject to federal and state taxes although it may be subject to local taxes in relation to loans originated by Credit Fund. Credit Fund is subject to New York City unincorporated business tax (“UBT”). For the years ended December 31, 2022 and 2021, UBT, including related interest and penalties, of $234 and $220, respectively, was included within other general and administrative in the accompanying Consolidated Statements of Operations.
The Credit Fund Sub, 2019-2 Issuer and Credit Fund Warehouse II are disregarded entities for tax purposes and are consolidated with the tax return of Credit Fund.
Allocations to Members
To the extent that Credit Fund has income (loss) net of expenses accrued in accordance with the LLC Agreement, net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments, calculated in accordance with U.S. GAAP, Credit Fund will allocate such amounts among the Members pro rata based on their respective membership interests in accordance with the LLC Agreement.
Capital Calls and Dividends and Distributions to Members
Capital contributions are made by the Members on a pro rata basis based on their respective capital commitments and recorded on the effective date of the contributions. To the extent that Credit Fund has taxable income available, Credit Fund intends to make distributions quarterly in an amount equal to the investment company taxable income and net capital gains (each as computed under Subchapter M of the Code) earned in the preceding quarter, shared among the Members on a pro rata basis based on their respective membership interests. Dividends and distributions to members are recorded on the record date. The amount to be distributed is determined by the Members with prior board approval each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, are generally distributed at least annually, although Credit Fund may decide to retain such capital gains for investment. Such payments to Members relating to their membership interests are reflected as dividends.

The Members, with prior board approval, may determine to make a distribution in addition to that required above from available cash or cash equivalents received from one or more investments (whether from principal repayment or otherwise and after reduction of any applicable withholding or reserves). Any such distributions shall be shared among the Members as follows:
(i) first, to pay any outstanding loans made by a Member or its affiliates, with prior board approval, to temporarily fund obligations for valid company purposes listed in the LLC Agreement until capital contributions are made by the Members and any interest accrued thereon;
(ii) second, to the Members in respect of any accrued and unpaid interest on the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balances of such subordinated loans;
(iii) third, to the Members in respect of any unpaid principal amount of the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balance of such subordinated loans; and
(iv) fourth, to the Members as distributions in respect of their limited liability company interests in Credit Fund in proportion to their respective capital account balances.
Functional Currency
The functional currency of Credit Fund is the U.S. Dollar and all transactions were in U.S. Dollars.
Recent Accounting Standards Updates
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848),” which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848), which expanded the scope of Topic 848 to include derivative instruments impacted by discounting transition. In December 2022, the FASB issued ASU No. 2022-06, Reference Rate Reform (Topic 848), which defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024. The expedients and exceptions provided by the amendments do not apply to contract modifications and hedging relationships entered into or evaluated after December 31, 2022, except for hedging transactions as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The Company is currently evaluating the impact of the adoption of ASU 2020-04, 2021-01 and 2022-06 on its consolidated financial statements. The Company does not expect this guidance to impact its consolidated financial statements.
3. FAIR VALUE MEASUREMENTS
Credit Fund applies fair value accounting in accordance with the terms of ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date. Credit Fund values securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. Credit Fund may also obtain quotes with respect to certain of its investments, such as its securities/instruments traded in active markets and its liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”). When doing so, Credit Fund determines whether the quote obtained is sufficient according to U.S. GAAP to determine the fair value of the security. Credit Fund may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of Credit Fund’s investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been reported had a ready market for the investments existed, and it is reasonably possible that the difference could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements as of December 31, 2022 and 2021.

U.S. GAAP establishes a hierarchical disclosure framework which ranks the level of observability of market price inputs used in measuring investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
Investments measured and reported at fair value are classified and disclosed based on the observability of inputs used in determination of fair values, as follows:
•Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date. The types of financial instruments in Level 1 generally include unrestricted securities, including equities and derivatives, listed in active markets. Credit Fund does not adjust the quoted price for these investments, even in situations where Credit Fund holds a large position and a sale could reasonably impact the quoted price.
•Level 2—inputs to the valuation methodology are either directly or indirectly observable as of the reporting date and are those other than quoted prices in active markets. The type of financial instruments in this category generally includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.
•Level 3—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are in this category generally include investments in privately-held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the overall fair value measurement. Credit Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.
Transfers between levels, if any, are recognized at the beginning of the year in which the transfers occur. For the years ended December 31, 2022 and 2021, there were no transfers between levels.
The following tables summarize Credit Fund’s investments measured at fair value on a recurring basis by the above fair value hierarchy levels as of December 31, 2022 and 2021:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$902,720	$902,720
Equity Investments	—	—	—	—
Total	$—	$—	$902,720	$902,720

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$926,959	$926,959
Equity Investments	—	—	—	—
Total	$—	$—	$926,959	$926,959
    The changes in Credit Fund’s investments at fair value for which Credit Fund has used Level 3 inputs to determine fair value and net change in unrealized appreciation (depreciation) included in earnings for Level 3 investments still held as of December 31, 2022 and 2021 were as follows:

	Financial Assets for the Year Ended December 31, 2022
	First Lien Debt	Equity Investments	Total
Balance, beginning of year	$926,959	$—	$926,959
Purchases	198,511	—	198,511
Sales	(8,348)		(8,348)
Paydowns	(179,758)	—	(179,758)
Accretion of discount	3,239	—	3,239
Net realized gains (losses)	(269)	—	(269)
Net change in unrealized appreciation (depreciation)	(37,614)	—	(37,614)
Balance, end of year	$902,720	$—	$902,720
Net change in unrealized appreciation (depreciation) included on the Consolidated Statements of Operations related to investments still held at the reporting date	$(36,114)	$—	$(36,114)

	Financial Assets for the Year Ended December 31, 2021
	First Lien Debt	Second Lien Debt	Equity Investments	Total
Balance, beginning of year	$1,029,687	$24,113	$2,581	$1,056,381
Purchases	468,308	—	—	468,308
Sales	(78,994)	(24,065)	—	(103,059)
Paydowns	(510,428)	(48)	—	(510,476)
Accretion of discount	6,200	21	—	6,221
Net realized gains (losses)	(1,764)	324	—	(1,440)
Net change in unrealized appreciation (depreciation)	13,950	(345)	(2,581)	11,024
Balance, end of year	$926,959	$—	$—	$926,959
Net change in unrealized appreciation (depreciation) included on the Consolidated Statements of Operations related to investments still held at the reporting date	$11,531	$—	$(2,581)	$8,950

Credit Fund generally uses the following framework when determining the fair value of investments that are categorized as Level 3:
Investments in debt securities are initially evaluated to determine whether the enterprise value of the portfolio company is greater than the applicable debt. The enterprise value of the portfolio company is estimated using a market approach and an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. Credit Fund carefully considers numerous factors when selecting the appropriate companies whose multiples are used to value its portfolio companies. These factors include, but are not limited to, the type of organization, similarity to the business being valued, relevant risk factors, as well as size, profitability and growth expectations. The income approach typically uses a discounted cash flow analysis of the portfolio company.
Investments in debt securities that do not have sufficient coverage through the enterprise value analysis are valued based on an expected probability of default and discount recovery analysis.
Investments in debt securities with sufficient coverage through the enterprise value analysis are generally valued using a discounted cash flow analysis of the underlying security. Projected cash flows in the discounted cash flow typically represent the relevant security’s contractual interest, fees and principal payments plus the assumption of full principal recovery at the security’s expected maturity date. The discount rate to be used is determined using an average of two market-based methodologies. Investments in debt securities may also be valued using consensus pricing.
The following tables summarize the quantitative information related to the significant unobservable inputs for Level 3 instruments which were carried at fair value as of December 31, 2022 and 2021:

				Range
	Fair Value as of December 31, 2022	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$708,327	Discounted Cash Flow	Discount Rate	4.84%	12.02%	8.11%
	194,393	Consensus Pricing	Indicative Quotes	35.67	97.60	90.29
Total First Lien Debt	902,720
Total Level 3 Investments	$902,720

				Range
	Fair Value as of December 31, 2021	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$807,360	Discounted Cash Flow	Discount Rate	3.78%	11.45%	6.63%
	119,599	Consensus Pricing	Indicative Quotes	75.00	100.06	96.38
Total First Lien Debt	926,959
Total Level 3 Investments	$926,959

The significant unobservable inputs used in the fair value measurement of Credit Fund’s investments in first lien debt securities are discount rates and indicative quotes. Significant increases in discount rates would result in a significantly lower fair value measurement. Significant decreases in indicative quotes in isolation may result in a significantly lower fair value measurement.
The significant unobservable inputs used in the fair value measurement of the Company's investment in equities are discount rates and comparable EBITDA multiples. Significant increases in discount rates would result in a significantly lower fair value measurement. Significant decreases in comparable EBITDA multiples would result in a significantly lower fair value measurement.

Financial instruments disclosed but not carried at fair value
The following table presents the carrying value and fair value of Credit Fund’s secured borrowings and subordinated loans disclosed but not carried at fair value as of December 31, 2022 and 2021:

	December 31, 2022		December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
Secured borrowings	$588,621	$588,621	$600,651	$600,651
Subordinated loans	386,000	380,130	386,000	368,282
Total	$974,621	$968,751	$986,651	$968,933

The carrying values of the secured borrowings approximate their respective fair values due to their variable interest rates and are categorized as Level III within the hierarchy.
Subordinated loans are valued using discounted cash flow analysis with expected recovery rate of principal and interest. The significant unobservable inputs used in the fair value measurement of the subordinated loans are discount rates, default rates and recovery rates. Significant increases in discount rates or default rates would result in a significantly lower fair value measurement. Significant decreases in recovery rates would result in a significantly lower fair value measurement.
The carrying value of other financial assets and liabilities approximates their fair value based on the short term nature of these items.

4. RELATED PARTY TRANSACTIONS
Administration Agreement
On February 29, 2016, Credit Fund’s Board of Managers approved an administration agreement (the “Administration Agreement”) between Credit Fund and the Administrator. Pursuant to the Administration Agreement, the Administrator provides services and receives reimbursements equal to an amount that reimburses the Administrator for its costs and expenses and Credit Fund’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including Credit Fund’s allocable portion of the compensation paid to or compensatory distributions received by Credit Fund’s officer and respective staff who provide services to Credit Fund, operations staff who provide services to Credit Fund. Reimbursement under the Administration Agreement occurs quarterly in arrears.
The initial term of the Administration Agreement was two years from February 29, 2016 and, unless terminated earlier, the Administration Agreement renews automatically for successive annual periods. The Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.
For the years ended December 31, 2022 and 2021, Credit Fund incurred $344 and $291, respectively, in fees under the Administrative Agreement, which were included in administrative service fees in the accompanying Consolidated Statements of Operations. As of December 31, 2022 and 2021, $374 and $118, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.
Sub-Administration Agreements
On February 29, 2016, the Administrator entered into sub-administration agreements with Carlyle Employee Co. Pursuant to the agreement, Carlyle Employee Co. provides the Administrator with access to personnel.
On April 5, 2016, the Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (the “Sub-Administration Agreement”). This Agreement shall commence on the date hereof and shall continue in full force and effect until terminated. The Sub-Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.
For the years ended December 31, 2022 and 2021, fees incurred in connection with the Sub-Administration Agreement, which amounted to $292 and $300, respectively, were included in other general and administrative in the accompanying Consolidated Statements of Operations. As of December 31, 2022 and 2021, $148 and $750, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Capital.
Transactions with CSL
During the years ended December 31, 2022 and 2021, the Credit Fund purchased eight and eight investments, respectively, from CSL for proceeds of $113,509 and $118,204, respectively.
Other
No management or incentive fees are incurred by Credit Fund.

5. BORROWINGS
Credit Fund Facilities
The Credit Fund, Credit Fund Sub, and Credit Fund Warehouse II are party to separate credit facilities as described below. As of December 31, 2022 and 2021, Credit Fund, Credit Fund Sub, and Credit Fund Warehouse II were in compliance with all covenants and other requirements of their respective credit facility agreements. Below is a summary of the borrowings and repayments under the credit facilities for the respective periods.

	Credit Fund Facility	Credit Fund Sub Facility	Credit Fund Warehouse II Facility

Outstanding balance as of December 31, 2020	$—	$420,859	$93,402
Borrowings	—	444,000	52,250
Repayments	—	(350,238)	(59,622)
Outstanding balance as of December 31, 2021	—	514,621	86,030
Borrowings	—	170,000	—
Repayments	—	(96,000)	(86,030)
Outstanding balance as of December 31, 2022	$—	$588,621	$—

Credit Fund Facility. On June 24, 2016, Credit Fund closed on the Credit Fund Facility, which was subsequently amended on June 5, 2017, October 2, 2017, November 3, 2017, June 22, 2018, June 29, 2018, February 21, 2019, March 20, 2020, February 22, 2021 and May 19, 2022, pursuant to which Credit Fund may from time to time request mezzanine loans from CSL. The maximum principal amount of the Credit Fund Facility is $175,000, subject to availability under the Credit Fund Facility, which is based on certain advance rates multiplied by the value of Credit Fund’s portfolio investments net of certain other indebtedness that Credit Fund may incur in accordance with the terms of the Credit Fund Facility. Proceeds of the Credit Fund Facility may be used for general corporate purposes, including the funding of portfolio investments. Amounts drawn under the Credit Fund Facility bear interest at the greater of zero and LIBOR plus an applicable spread of 9.00% and such interest payments are made quarterly. The availability period under the Credit Fund Facility will terminate on May 21, 2023, which is also its maturity date upon which Credit Fund is obligated to repay any outstanding borrowings.
Credit Fund Sub Facility. On June 24, 2016, Credit Fund Sub closed on the Credit Fund Sub Facility with lenders, which was subsequently amended on May 31, 2017, October 27, 2017, August 24, 2018, December 12, 2019, March 11, 2020, May 3, 2021, and May 3, 2022. The Credit Fund Sub Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $640,000 (the borrowing base as calculated pursuant to the terms of the Credit Fund Sub Facility). The aggregate maximum credit commitment can be increased up to an amount not to exceed $1,400,000, subject to certain restrictions and conditions set forth in the Credit Fund Sub Facility, including adequate collateral to support such borrowings. The Credit Fund Sub Facility has a revolving period through May 23, 2023 and a maturity date of May 23, 2025, which may be extended by mutual agreement of the parties to the Credit Fund Sub Facility. Borrowings under the Credit Fund Sub Facility bear interest initially at the applicable commercial paper rate (if the lender is a conduit lender) or SOFR plus 2.35%. The Credit Fund Sub is also required to pay an undrawn commitment fee of between 0.50% and 0.75% per year depending on the usage of the Credit Fund Sub Facility. Payments under the Credit Fund Sub Facility are made quarterly. Subject to certain exceptions, the Facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Sub.
Credit Fund Warehouse II Facility. On August 16, 2019, Credit Fund Warehouse II closed on a revolving credit facility (the "Credit Fund Warehouse II Facility") with lenders. The Credit Fund Warehouse II Facility provided for secured borrowings during the applicable revolving period up to an amount equal to $150,000. The Credit Fund Warehouse II Facility was secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Warehouse II Facility. The maturity date of the Credit Fund Warehouse II Facility was August 16, 2022 and Credit Fund Warehouse II repaid all outstanding amounts on June 28, 2022. Amounts borrowed under the Credit Fund Warehouse II Facility during the first 12 months bore interest at a rate of LIBOR plus 1.05%, and amounts borrowed in the second 12 months bore interest at LIBOR plus 1.15%. Other amounts borrowed under the Credit Fund Warehouse II Facility bore interest at a rate of LIBOR plus 1.50%.

Summary of Facilities
The facilities of Credit Fund, Credit Fund Sub, and Credit Fund Warehouse II consisted of the following as of December 31, 2022 and 2021:

	December 31, 2022
	Total Facility	Borrowings Outstanding	Unused Portion (1)
Secured borrowings - Credit Fund Sub Facility	$640,000	$588,621	$51,379
Credit Fund Facility	175,000	—	175,000
Total	$815,000	$588,621	$226,379

	December 31, 2021
	Total Facility	Borrowings Outstanding	Unused Portion (1)
Secured borrowings - Credit Fund Sub Facility	$640,000	$514,621	$125,379
Secured borrowings - Credit Fund Warehouse II Facility	150,000	86,030	63,970
Credit Fund Facility	175,000	—	175,000
Total	$965,000	$600,651	$364,349
(1)The unused portion is the amount upon which commitment fees are based.

As of December 31, 2022 and 2021, $8,038 and $3,507 of interest expense, respectively, $127 and $153 of unused commitment fees, respectively, and $0 and $81 of other fees, respectively, were included in interest and credit facility fees payable. As of December 31, 2022 and 2021, the interest rate was 6.61% and 2.24%, respectively, based on floating SOFR rates. For the years ended December 31, 2022 and 2021, the weighted average interest rates were 4.12% and 2.43%. For the years ended December 31, 2022 and 2021, average principal debt outstanding was $562,713 and $573,112, respectively.

For the years ended December 31, 2022 and 2021, the components of interest expense and credit facility fees on the facilities were as follows:

	For the years ended December 31,
	2022	2021
Interest expense	$23,181	$13,919
Facility unused commitment fee	864	951
Amortization of deferred financing costs	1,116	1,064
Other fees	34	82
Total interest expense and credit facility fees	$25,195	$16,016
Cash paid for interest expense	$19,540	$14,519

6. NOTES

2019-2 Notes
On May 21, 2019, Credit Fund completed the 2019-2 Debt Securitization. The notes offered in the 2019-2 Debt Securitization (the “2019-2 Notes”) were issued by the 2019-2 Issuer, a wholly owned and consolidated subsidiary of Credit Fund, and are secured by a diversified portfolio of the 2019-2 Issuer consisting primarily of first and second lien senior secured loans. The 2019-2 Debt Securitization was executed through a private placement of the 2019-2 Notes, consisting of:
•$233,000 of Aaa/AAA Class A-1 Notes, which bore interest at the three-month LIBOR plus 1.50%;
•$48,000 of Aa2/AA Class A-2 Notes, which bore interest at the three-month LIBOR plus 2.40%;
•$23,000 of A2/A Class B Notes, which bore interest at the three-month LIBOR plus 3.45%;

•$27,000 of Baa2/BBB- Class C Notes which bore interest at the three-month LIBOR plus 4.55%; and
•$21,000 of Ba2/BB- Class D Notes which bore interest at the three-month LIBOR plus 8.03%.
The 2019-2 Notes were scheduled to mature on April 15, 2029. Credit Fund received 100% of the preferred interests issued by the 2019-2 Issuer (the “2019-2 Issuer Preferred Interests”) on the closing date of the 2019-2 Debt Securitization in exchange for Credit Fund’s contribution to the 2019-2 Issuer of the initial closing date loan portfolio. The 2019-2 Issuer Preferred Interests did not bear interest and had a nominal value of $48,300 at closing.
On the closing date of the 2019-2 Debt Securitization, the 2019-2 Issuer effected a one-time distribution to the Credit Fund of a substantial portion of the proceeds of the private placement of the 2019-2 Notes, net of expenses, which distribution was used to repay amounts outstanding under a separate Credit Fund Warehouse Facility. As part of the 2019-2 Debt Securitization, certain first and second lien senior secured loans were distributed by the Credit Fund Warehouse to the Company pursuant to a distribution and contribution agreement. Credit Fund contributed the loans that comprised the initial closing date loan portfolio (including the loans distributed to Credit Fund from the Credit Fund Warehouse) to the 2019-2 Issuer pursuant to a contribution agreement. Assets of the 2019-2 Issuer are not available to the creditors of the Credit Fund Warehouse or Credit Fund. In connection with the issuance and sale of the 2019-2 Notes, Credit Fund made customary representations, warranties and covenants in the purchase agreement.
Credit Fund (“Servicer”) serves as servicer to the 2019-2 Issuer under a servicing agreement (the “Servicing Agreement”). Pursuant to the Servicing Agreement, Credit Fund has waived payment of servicing fees by the 2019-2 Issuer (“Servicing Fees”) so long as Credit Fund, or any affiliate thereof, is acting as servicer. Therefore, the Servicer did not earn any Servicing Fees from the 2019-2 Issuer and any such waived fees were not be recaptured by the Servicer.
The 2019-2 Issuer paid ongoing administrative expenses to the trustee, independent accountants, legal counsel, rating agencies and independent managers in connection with developing and maintaining reports, and providing required services in connection with the administration of the 2019-2 Issuer.
  The 2019-2 Notes were fully redeemed during the year ended December 31, 2021. As of the redemption date and December 31, 2021, the 2019-2 Issuer was in compliance with all covenants and other requirements of the indenture.
For the period from January 1, 2021 through the redemption dated August 27, 2021, the weighted average interest rate, which includes amortization of debt issuance costs on the 2019-2 Notes, was 3.85%, based on floating LIBOR rates.
For the period from January 1, 2021 through the redemption dated August 27, 2021 (“Redemption”), the components of interest expense on the 2019-2 Notes were as follows:

For the period from January 1, 2021 through Redemption:
2021
Interest expense	$3,894
Amortization of deferred financing costs	1,511
Amortization of discount	341
Total interest expense and credit facility fees	$5,746
Cash paid for interest expense	$5,578

7. MEMBERS’ EQUITY AND SUBORDINATED LOANS
The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $250,000 each (reduced from $400,000 each). Funding of such commitments generally requires the approval of the board of Credit Fund, including the board members appointed by the Members.
For the years ended December 31, 2022, and 2021, CSL and Credit Partners each received an aggregate return of capital on the subordinated loans of $0 and $23,000 from Credit Fund. As of December 31, 2022 and 2021, Credit Fund had subordinated loans of $386,000 and $386,000, respectively, and members’ equity of $2 and $2, respectively. The subordinated loans have a stated interest rate of 0.001%. On February 22, 2021, these were extended to December 31, 2024.
As of December 31, 2022 and 2021, CSL and Credit Partners have remaining commitments to fund, from time to time, capital of up to $56,999 and $56,999 each, respectively.

8. COMMITMENTS AND CONTINGENCIES
A summary of significant contractual payment obligations was as follows as of December 31, 2022 and 2021:

	As of December 31,
Payment Due by Period	2022	2021
Less than 1 Year	$—	$386,000
1-3 Years	386,000	86,030
3-5 Years	588,621	514,621
More than 5 Years	—	—
Total	$974,621	$986,651
In the ordinary course of its business, Credit Fund enters into contracts or agreements that contain indemnification and warranties. Future events could occur that lead to the execution of these provisions against Credit Fund. Credit Fund believes that the likelihood of such an event is remote; however, the maximum potential exposure is unknown. No accrual has been made in the consolidated financial statements as of December 31, 2022 and 2021 for any such exposure.
As of December 31, 2022 and 2021, Credit Fund had remaining $113,998 and $113,998, respectively, in total capital commitments from the members.
Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans as of the indicated dates:

	Par Value as of December 31,
	2022	2021
Unfunded delayed draw commitments	$1,945	$40,849
Unfunded revolving term loan commitments	35,738	39,534
Total unfunded commitments	$37,683	$80,383
9. LEGAL MATTERS
Credit Fund may become party to certain lawsuits in the ordinary course of business. Credit Fund does not believe that the outcome of current matters, if any, will materially impact Credit Fund or its consolidated financial statements. As of December 31, 2022 and 2021, Credit Fund was not subject to any material legal proceedings, nor, to Credit Fund’s knowledge, is any material legal proceeding threatened against Credit Fund.
10. CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the years ended December 31,
	2022	2021
Internal rate of return (1)	N/M	N/M

Ratios and supplemental data
Ratios to average members’ equity
Operating expenses (2)	203,198%	204,450%
Interest expense (2)	1,159,052%	983,300%
Total expenses (2)	1,362,250%	1,187,750%
Net investment income (3)	2,126,700%	2,232,100%

(1)    The internal rate of return since inception (“IRR”) was computed based on the dates of members’ equity contributions to Credit Fund, distributions from Credit Fund to Members in respect of their equity, and the fair value of the members’ equity as of December 31, 2022 and 2021. The IRR of the Members is net of all fees and expenses. Because IRR does not include contributions from, distribution to or the carrying value of the Members’ subordinated loans, the IRRs for the years ended December 31, 2022 and 2021 are not a meaningful measure of Credit Fund’s performance for its Members. Inclusive of contributions from, distribution to and the carrying value of the Members’ equity and subordinated loans, the IRR of the Members’ equity and subordinated loans for the period from the commencement of operations to December 31, 2022, 2021, and 2020 was 9.54%, 11.35%, and 10.16%, respectively.
(2)    The expense ratios are calculated as the total operating expenses allocated to the Members divided by the fair value of the Members’ weighted average capital balance for the period presented as defined by the disclosure requirements for investment companies. Pursuant to the LLC Agreement, there are no management or incentive fees. Expenses were not annualized in calculating the expense ratio. Because the expense ratios do not include the carrying value of the Members’ weighted average subordinated loans, the expense ratios for the period from the year ended December 31, 2022 and 2021 are not a meaningful measure of Credit Fund’s for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the total expense ratio of the Members’ equity and subordinated loans for the years ended December 31, 2022 and 2021 were 7.77% and 6.21%, respectively.
(3)    The net investment income ratio is the excess of the Members’ investment income over total expenses divided by the fair value of the Members’ weighted average capital balance for the period presented. Net investment income was not annualized in calculating the net investment income ratio. Because the net investment income ratio does not include the carrying value of the Members’ weighted average subordinated loans, the net investment income ratios for the years ended December 31, 2022 and 2021 are not a meaningful measure of Credit Fund’s net investment income for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the net investment income ratio of the Members’ equity and subordinated loans for the years ended December 31, 2022 and 2021 were 12.13% and 11.70%, respectively.
11. SUBSEQUENT EVENTS
    Subsequent events have been evaluated through February 27, 2023, which is the date the consolidated financial statements were available to be issued. There have been no subsequent events that require recognition or disclosure through such date, except as disclosed elsewhere in these consolidated financial statements.